NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES SECOND QUARTER 2009

FINANCIAL AND OPERATING RESULTS

Houston, Texas – July 30, 2009...Southwestern Energy Company (NYSE: SWN) today announced its financial and operating results for the second quarter of 2009. Highlights include:

•

Natural gas and crude oil production of 74.3 Bcfe, up 65% over the same period in 2008

•

Net cash provided by operating activities before changes in operating assets and liabilities of $325.3 million (a non-GAAP measure reconciled below), up 13% from the same period in 2008

•

Net earnings of $121.1 million, compared to $136.6 million in the same period in 2008

For the second quarter of 2009, Southwestern reported net income of $121.1 million, or $0.35 per diluted share, compared to $136.6 million, or $0.39 per diluted share, for the same period in 2008. Net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure reconciled below) was $325.3 million in the second quarter of 2009, up from $288.2 million for the same period in 2008.

“We continue to make significant progress in the development of our Fayetteville Shale play every quarter, and the second quarter was no exception,” remarked Harold M. Korell, Executive Chairman of Southwestern Energy. “Our gross operated production from the Fayetteville Shale reached a significant milestone of 1 Bcf per day in July, compared to approximately 500 MMcf per day this time a year ago. The productivity of our wells also continues to improve as we learn more. While current gas prices remain low, we believe lower industry drilling activity will result in higher prices over the next 18 months. With our focus on value creation and a world-class resource to develop in the Fayetteville Shale, we are well-positioned not only to weather the current low commodity price environment with our strong balance sheet and financial flexibility, but also to benefit greatly when prices return to more normalized levels.”

For the first six months of 2009, Southwestern reported a net loss of $311.7 million, or $0.91 per diluted share, which included a first quarter $907.8 million non-cash ceiling test impairment ($558.3 million net of taxes) of the company’s natural gas and oil properties resulting from lower natural gas prices. Excluding the non-cash impairment, Southwestern’s net income for the first six months of 2009 was $246.6 million (a non-GAAP measure; see reconciliation below), or $0.71 per diluted share, compared to net income of $245.6 million, or $0.71 per diluted share, in the same period in 2008.

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Net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure; see reconciliation below), was $697.9 million for the first six months of 2009, up 22% from $571.9 million for the same period in 2008. Excluding the non-cash impairment, the company’s financial results have been impacted primarily by the significant growth in production volumes during the first six months of 2009, partially offset by lower realized natural gas prices.

Second Quarter 2009 Financial Results

E&P Segment - Operating income from the company’s E&P segment was $174.4 million for the second quarter of 2009, compared to $215.1 million for the same period in 2008. The decrease was primarily due to a 39% decrease in realized natural gas prices and a 22% increase in operating costs and expenses, which was partially offset by a 65% increase in production volumes.

Gas and oil production totaled 74.3 Bcfe in the second quarter of 2009, up from 45.1 Bcfe in the second quarter of 2008, and included 60.6 Bcf from the company’s Fayetteville Shale play, up from 29.6 Bcf in the second quarter of 2008. As a result of recent inspections, repairs and maintenance on the Fayetteville Lateral of the Texas Gas Transmission Pipeline (Boardwalk Pipeline), the company has experienced curtailments that have impacted its ability to transport its production from the Fayetteville Shale. Beginning in April 2009, Texas Gas reduced the capacity on, or shut down, the Fayetteville Lateral on several occasions due to various activities, including maintenance and pipeline inspection. These activities, as well as similar repairs to the Greenville Lateral, are expected to continue, resulting in future curtailments. Texas Gas has estimated that it will begin repairs and maintenance on the pipeline in September and that the repairs will be completed in one to five months.

Currently, the company’s transportation capacity for its Fayetteville Shale production is sufficient for its wells at a gross operated rate of approximately 1,050 MMcf per day. Southwestern’s net share of its gross operated capacity, together with production which is operated by other companies, is approximately 750 MMcf per day. Southwestern estimates that its total gross operated production will be curtailed to approximately 650 MMcf per day, or approximately 450 MMcf per day net, once the repairs to the Fayetteville Lateral Phase 1 facilities begin. In anticipation of these continued pipeline curtailments, Southwestern has revised its previous gas and oil production guidance range for 2009 from 289 to 292 Bcfe to 278 to 288 Bcfe, or approximately 45% over 2008 levels (using midpoints). Of the total 2009 targeted annual production, approximately 227 to 236 Bcf is expected to come from the Fayetteville Shale. This revised production guidance assumes curtailment of portions of the Fayetteville Lateral Phase 1 facilities for 45 to 60 days starting in September and total curtailed volumes for the remainder of the year of approximately 15 Bcf net to Southwestern. Southwestern’s production guidance for the remainder of 2009 is shown below:

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	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full-Year 2009
	Actual	Actual	Estimate	Estimate	Estimate
Previous Guidance (Bcfe)	60 - 61	70 - 71	75 - 76	80 - 81	289 - 292
Revised Guidance (Bcfe)	63.9	74.3	66 - 68	74 - 82	278 - 288

Including the effect of hedges, Southwestern’s average realized gas price in the second quarter of 2009 was $5.01 per Mcf, down from $8.17 per Mcf in the second quarter of 2008. The company’s commodity hedging activities increased its average gas price by $2.11 per Mcf during the second quarter of 2009, compared to a decrease of $1.83 per Mcf during the same period in 2008.

Disregarding the impact of commodity price hedges, the company’s average price received for its gas production during the second quarter of 2009 was approximately $0.60 per Mcf lower than average NYMEX spot prices, compared to approximately $0.92 per Mcf lower during the second quarter of 2008. The company believes that average basis differentials going forward will generally approximate those experienced in the second quarter of 2009, but will be volatile due to the Boardwalk Pipeline repairs discussed above. As of July 30, 2009, the company had protected approximately 50 Bcf of its third quarter 2009 expected gas production from the potential of widening basis differentials through hedging activities and sales arrangements at an average basis differential to NYMEX gas prices of approximately $0.35 per Mcf, excluding transportation charges and fuel charges. As of that same date for the fourth quarter of 2009, the company had protected approximately 30 Bcf at an average basis differential to NYMEX gas prices of approximately $0.35 per Mcf, excluding transportation and fuel charges. The company typically sells its natural gas at a discount to NYMEX spot prices due to locational basis differentials, transportation charges and fuel charges.

Lease operating expenses per unit of production for the company’s E&P segment were $0.73 per Mcfe in the second quarter of 2009, down from $0.95 per Mcfe in the second quarter of 2008. The decrease primarily resulted from the impact that lower natural gas prices had on the cost of compressor fuel in the second quarter of 2009.

General and administrative expenses per unit of production were $0.34 per Mcfe in the second quarter of 2009, down from $0.41 per Mcfe in the second quarter of 2008. The decrease was primarily due to the effects of the company’s increased production volumes which more than offset increased compensation and related costs primarily associated with the expansion of the company’s E&P operations due to the Fayetteville Shale play.

Taxes other than income taxes per unit of production were $0.08 per Mcfe in the second quarter of 2009, compared to $0.16 per Mcfe in the second quarter of 2008, primarily due to changes in severance and ad valorem taxes that result from the mix of the company’s production volumes combined with lower commodity prices.

The company’s full cost pool amortization rate decreased to $1.46 per Mcfe in the second quarter of 2009, compared to $2.01 per Mcfe in the second quarter of 2008. The decline in the average amortization rate was primarily the result of the $907.8 million non-cash ceiling test impairment recorded in the first quarter of 2009. The amortization rate is impacted by timing and amount of reserve additions and the costs associated with those additions,

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revisions of previous reserve estimates due to both price and well performance, impairments that result from full cost ceiling tests, proceeds from the sale of properties that reduce the full cost pool and the levels of costs subject to amortization. The future full cost pool amortization rate cannot be predicted with accuracy due to the variability of each of the factors discussed above, as well as other factors.

Midstream Services - Operating income for the company’s midstream services segment, which is comprised of natural gas gathering and marketing activities, was $27.8 million for the three months ended June 30, 2009, up from $15.0 million in the same period in 2008. The increase in operating income was primarily due to the increase in gathering revenues from the company’s Fayetteville Shale play, partially offset by increased operating costs and expenses. At June 30, 2009, the company’s midstream segment was gathering approximately 1,060 MMcf per day through 960 miles of gathering lines in the Fayetteville Shale play area, up from approximately 600 MMcf per day a year ago. Gathering volumes, revenues and expenses for this segment are expected to continue to grow as reserves related to the company’s Fayetteville Shale play are developed and production increases.

First Six Months of 2009 Financial Results

E&P Segment - Excluding the non-cash ceiling test impairment, operating income from the company’s E&P segment was $354.4 million for the six months ended June 30, 2009 (a non-GAAP measure; see reconciliation below), compared to $380.8 million for the same period in 2008. The decrease was primarily due to lower realized natural gas prices and increased operating costs and expenses which were partially offset by higher production.

Gas and oil production was 138.2 Bcfe in the first six months of 2009, compared to 84.1 Bcfe in the first six months of 2008, and included 110.8 Bcf from the company’s Fayetteville Shale play, up from 53.2 Bcfe in the first six months of 2008.

Southwestern’s average realized gas price was $5.44 per Mcf, including the effect of hedges, in the first six months of 2009 compared to $7.95 per Mcf in the first six months of 2008. The company’s hedging activities increased the average gas price realized during the first six months of 2009 by $2.12 per Mcf, compared to a decrease of $0.87 per Mcf during the first six months of 2008. Disregarding the impact of hedges, the average price received for the company’s gas production during the first six months of 2009 was approximately $0.87 per Mcf lower than average NYMEX spot prices, compared to approximately $0.66 per Mcf lower than NYMEX spot prices during the first six months of 2008.

Lease operating expenses for the company’s E&P segment were $0.76 per Mcfe in the first six months of 2009, down from $0.87 per Mcfe in the first six months of 2008. The decrease was primarily the result of the impact that lower natural gas prices had on the cost of compressor fuel in the first six months of 2009.

General and administrative expenses were $0.32 per Mcfe in the first six months of 2009, compared to $0.42 per Mcfe in the first six months of 2008. The decrease was primarily due to the effects of the company’s increased production volumes which more than offset increased compensation and related costs primarily associated with the expansion of the company’s E&P operations due to the Fayetteville Shale play.

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Taxes other than income taxes were $0.10 per Mcfe during the first six months of 2009, compared to $0.16 per Mcfe during the first six months of 2008, primarily due to the change in the mix of the company’s production volumes combined with lower commodity prices.

The company’s full cost pool amortization rate decreased to $1.63 per Mcfe in the first six months of 2009, compared to $2.15 per Mcfe in the first six months of 2008, primarily due to the $907.8 million non-cash ceiling test impairment recorded in the first quarter of 2009 and the sale of natural gas and oil properties in 2008, as the proceeds were credited to the full cost pool.

Midstream Services - Operating income for the company’s midstream activities was $55.2 million in the first six months of 2009, compared to $25.2 million in the first six months of 2008. The increase in operating income was primarily due to increased gathering revenues and an increase in the margin from gas marketing activities related to the Fayetteville Shale play, partially offset by increased operating costs and expenses.

Capital Investments - For the first six months of 2009, Southwestern invested a total of $959.4 million, compared to $825.4 million during the first six months of 2008, which included $852.5 million invested in its E&P business and $102.5 million invested in its Midstream Services activities. Of the $852.5 million invested in its E&P business, approximately $700.7 million was invested in its Fayetteville Shale play, $74.0 million in East Texas, $32.4 million in its conventional Arkoma Basin program and $31.8 million in New Ventures. The company expects that its total capital investments for the full year of 2009 to be approximately $1.8 billion.

E&P Operations Review

Fayetteville Shale Play - For the first six months of 2009, Southwestern placed a total of 231 operated wells on production in the Fayetteville Shale play, all of which were horizontal wells fracture stimulated using slickwater.

At June 30, 2009, the company’s gross production rate from the Fayetteville Shale play was approximately 990 MMcf per day, up from approximately 500 MMcf per day a year ago. The graph below provides gross production data from the company’s operated wells in the Fayetteville Shale play area through June 30, 2009.

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Gross operated production of approx. 990 MMcf/d as of June 30, 2009
Pipeline Curtailment Issues
Gross Production (MMcf/d)
1200
1000
800
600
400
200
0
Jan-06
Jul-06
Jan-07
Jul-07
Jan-08
Jul-08
Jan-09
Jul-09

During the second quarter of 2009, the company’s horizontal wells had an average completed well cost of $2.9 million per well, average horizontal lateral length of 4,123 feet and average time to drill to total depth of 11 days from re-entry to re-entry. This compares to an average completed well cost of $3.1 million per well, average horizontal lateral length of 3,874 feet and average time to drill to total depth of 12 days from re-entry to re-entry in the first quarter of 2009. The company currently has 17 drilling rigs running in its Fayetteville Shale play area, 13 that are capable of drilling horizontal wells and 4 smaller rigs that are used to drill the vertical portion of the wells. The company currently expects its gross well count in the play during 2009 to be approximately 575 wells (75% operated).

Since 2007, the continuous improvement of the company’s completion practices have resulted in quarter-over-quarter improvements in average initial production rates of operated wells placed on production. Results from the company’s drilling activities from 2007 through 2009, by quarter, are shown below.

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Time Frame	Wells Placed on Production	Average IP Rate (Mcf/d)	30th-Day Avg Rate (# of wells)	60th-Day Avg Rate (# of wells)	Average Lateral Length	Completion Method SW/XL/Hy-RHy
1st Qtr 2007	58	1,261	1,066 (58)	958 (58)	2,104	11/37/10
2nd Qtr 2007	46	1,497	1,254 (46)	1,034 (46)	2,512	24/12/10
3rd Qtr 2007	74	1,769	1,510 (72)	1,350 (71)	2,622	69/4/1
4th Qtr 2007	77	2,027	1,690 (77)	1,499 (76)	3,193	68/1/8
1st Qtr 2008	75	2,343	2,147 (75)	1,943 (74)	3,301	71/1/3
2nd Qtr 2008	83	2,541	2,155 (83)	1,886 (83)	3,562	83/0/0
3rd Qtr 2008	97	2,882	2,560 (97)	2,349 (97)	3,736	97/0/0
4th Qtr 2008(1)	74	3,350(1)	2,722 (74)	2,401 (73)	3,850	74/0/0
1st Qtr 2009(1)	120	2,992(1)	2,537 (120)	2,310 (119)	3,874	120/0/0
2nd Qtr 2009	111	3,611	2,952 (82)	2,694 (56)	4,123	111/0/0

Note: Results as of June 30, 2009.

SW – Slickwater fluids

XL – Crosslinked gel fluids

Hy-RHy – Hybrid or Reverse Hybrid method (combination slickwater/crosslinked gel fluid system)

(1) The significant increase in the average initial production rate for the fourth quarter of 2008 and the subsequent decrease for the first quarter of 2009 primarily reflected the impact of the delay in the Boardwalk Pipeline.  Wells that were placed on production in January and February of 2009 had average initial production rates of 2,806 Mcf per day and 2,749 Mcf per day, respectively, while wells placed on production during March 2009 had average initial production rates of 3,353 Mcf per day.

The graph below provides normalized average daily production data through June 30, 2009, for the company’s horizontal wells using slickwater and crosslinked gel fluids. The “dark blue curve” is for horizontal wells fracture stimulated with either slickwater or crosslinked gel fluid. The “red curve” indicates results for the company’s wells with lateral lengths greater than 3,000 feet, while the “purple curve” indicates results for the company’s wells with lateral lengths greater than 4,000 feet. The normalized production curves are intended to provide a qualitative indication of the company’s Fayetteville Shale wells’ performance and should not be used to estimate an individual well’s estimated ultimate recovery. The 2.0, 2.5 and 3.0 Bcf typecurves are shown solely for reference purposes and are not intended to be projections of the performance of the company’s wells.

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Mcf/d
3,500
3,000
2,500
2,000
1,500
1,000
500
0
>4,000 Well Count
164 140 103 69 46 35 22 8 5 2 1 1
3.0 Bcf Typecurve
2.5 Bcf Typecurve
2.0 Bcf Typecurve
Wells with Laterals > 4,000 Feet
Wells with Laterals > 3,000 Feet
All Wells
>3,000 Well Count
543 508 420 348 288 257 200 149 109 67 49 23 10 4 2 1 1 1 1
60 120 180 240 300 360 420 480 540 600 660 720 780 840 900 960 1020 1080 1140 1200 1260 1320 1380 1440 1500
Days of Production
Total Well Count
818 787 699 624 555 526 463 400 349 296 270 222 175 141 117 81 44 33 19 6 2 1 1

Notes: Data as of June 30, 2009 and excludes wells with mechanical problems (28).

At June 30, 2009, Southwestern held approximately 879,000 net acres in the play area (including 125,372 net acres in the traditional Fairway portion of the Arkoma Basin).

East Texas - In the second quarter of 2008, Southwestern signed a 50/50 joint venture agreement with a private company targeting the Haynesville/Bossier Shale intervals in Shelby and San Augustine Counties, Texas. The first horizontal well, the Red River 877 #1 located in Shelby County, reached total depth in the fourth quarter of 2008, was production tested at 7.2 MMcf per day in the first quarter of 2009 and is currently producing approximately 1.8 MMcf per day. The second horizontal well, the Red River 164 #1, was production tested at 13.4 MMcf per day in the second quarter of 2009 and is currently producing approximately 7.8 MMcf per day. The company has completed drilling a third well, the Red River 619 #1 well located in San Augustine County, and recently spud its fourth well, the Burrows Gas Unit #1-H.  Pending further results from these wells, the company may invest more capital in the Haynesville/Bossier Shale play than previously planned.  In total, Southwestern has approximately 32,800 net acres it believes is prospective for the Haynesville/Bossier Shale.

Southwestern participated in drilling 23 wells in East Texas during the first six months of 2009, 21 of which were James Lime horizontal wells. The company currently has 28 operated James Lime horizontal wells on production which had average gross initial production rates of 10.1 MMcf per day. Southwestern’s current net production from the James Lime is approximately 38.6 MMcf per day. Production from the company’s East Texas properties was 15.6 Bcfe for the first six months of 2009, compared to 16.0 Bcfe for the first six months of 2008.

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Conventional Arkoma Program - (Outside the Fayetteville Shale play area) Southwestern participated in drilling 13 wells in its conventional Arkoma Basin drilling program during the first six months of 2009. Production from the company’s conventional Arkoma Basin was 11.6 Bcf for the first six months of 2009, compared to 11.9 Bcf for the first six months of 2008.

New Ventures - At June 30, 2009, Southwestern held approximately 160,500 net undeveloped acres in the United States outside of its core operating areas in connection with New Ventures, including approximately 138,300 net acres in Pennsylvania under which it believes the Marcellus Shale is prospective.

Explanation and Reconciliation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP performance measures may provide users of this financial information additional meaningful comparisons between current results and the results of our peers and of prior periods.

One such non-GAAP financial measure is net cash provided by operating activities before changes in operating assets and liabilities. Management presents this measure because (i) it is accepted as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt, (ii) changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and (iii) changes in operating assets and liabilities may not relate to the period in which the operating activities occurred.

Additional non-GAAP financial measures we may present from time to time are net income attributable to Southwestern Energy, diluted earnings per share attributable to Southwestern Energy stockholders and our E&P segment operating income, all which exclude certain charges or amounts.  Management presents these measures because (i) they are consistent with the manner in which the Company’s performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the Company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

See the reconciliations below of GAAP financial measures to non-GAAP financial measures for the three and six months ended June 30, 2009 and June 30, 2008.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the Company's reported results prepared in accordance with GAAP.

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	6 Months Ended June 30,
	2009	2008
	(in thousands)
Net income (loss) attributable to Southwestern Energy:
Net income (loss) attributable to Southwestern Energy	$ (311,730)	$ 245,579
Add back:
Impairment of natural gas and oil properties (net of taxes)	558,305	--
Net income attributable to Southwestern Energy, excluding impairment of natural gas and oil properties	$ 246,575	$ 245,579

	6 Months Ended June 30,
	2009	2008

Diluted earnings per share:
Net income (loss) per share attributable to Southwestern Energy stockholders	$ (0.91)	$ 0.71
Add back:
Impairment of natural gas and oil properties (net of taxes)	1.62	--
Net income per share attributable to Southwestern Energy stockholders, excluding impairment of natural gas and oil properties	$ 0.71	$ 0.71

	3 Months Ended June 30,
	2009	2008
	(in thousands)
Cash flow from operating activities:
Net cash provided by operating activities	$ 266,436	$ 291,165
Add back (deduct):
Change in operating assets and liabilities	58,860	(2,935)
Net cash provided by operating activities before changes in operating assets and liabilities	$ 325,296	$ 288,230

	6 Months Ended June 30,
	2009	2008
	(in thousands)
Cash flow from operating activities:
Net cash provided by operating activities	$ 673,731	$ 588,252
Add back (deduct):
Change in operating assets and liabilities	24,120	(16,305)
Net cash provided by operating activities before changes in operating assets and liabilities	$ 697,851	$ 571,947

	6 Months Ended June 30,
	2009	2008
	(in thousands)
E&P segment operating income:
E&P segment operating income (loss)	$ (553,460)	$ 380,796
Add back:
Impairment of natural gas and oil properties	907,812	--
E&P segment operating income excluding impairment of natural gas and oil properties	$ 354,352	$ 380,796

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Southwestern will host a teleconference call on Friday, July 31, 2009, at 10:00 a.m. Eastern to discuss the company’s second quarter 2009 results. The toll-free number to call is 877-407-8035 and the international toll-free number is 201-689-8035. The teleconference can also be heard “live” on the Internet at http://www.swn.com.

Southwestern Energy Company is an integrated company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:

Greg D. Kerley

Brad D. Sylvester, CFA

Executive Vice President

Vice President, Investor Relations

and Chief Financial Officer

            (281) 618-4897

(281) 618-4803

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements that address activities, outcomes and other matters that should or may occur in the future, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for the company’s future operations, are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. The company has no obligation and makes no undertaking to publicly update or revise any forward-looking statements. You should not place undue reliance on forward-looking statements. They are subject to known and unknown risks, uncertainties and other factors that may affect the company’s operations, markets, products, services and prices and cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, risks, uncertainties and factors that could cause the company’s actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the timing and extent of changes in market conditions and prices for natural gas and oil (including regional basis differentials); the company’s ability to transport its production to the most favorable markets or at all; the timing and extent of the company’s success in discovering, developing, producing and estimating reserves; the economic viability of, and the company’s success in drilling, the company’s large acreage position in the Fayetteville Shale play, overall as well as relative to other productive shale gas plays; the company’s ability to fund the company’s planned capital investments; the company’s ability to determine the most effective and economic fracture stimulation for the Fayetteville Shale formation; the impact of federal, state and local government regulation, including any increase in severance taxes; the costs and availability of oil field personnel services and drilling supplies, raw materials, and equipment and services; the company’s future property acquisition or divestiture activities; increased competition; the financial impact of accounting regulations and critical accounting policies; the comparative cost of alternative fuels; conditions in capital markets, changes in interest

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rates and the ability of the company’s lenders to provide it with funds as agreed; credit risk relating to the risk of loss as a result of non-performance by the company’s counterparties and any other factors listed in the reports the company has filed and may file with the Securities and Exchange Commission (SEC). For additional information with respect to certain of these and other factors, see the reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Summary Follows

# # #

OPERATING STATISTICS (Unaudited)			Page 1 of 5
Southwestern Energy Company and Subsidiaries

	Three Months		Six Months
Periods Ended June 30	2009	2008	2009	2008

Exploration & Production
Production
Gas production (MMcf)	74,120	44,312	137,809	82,517
Oil production (MBbls)	32	127	66	269
Total equivalent production (MMcfe)	74,315	45,075	138,208	84,132
Commodity Prices
Average gas price per Mcf, including hedges	$ 5.01	$ 8.17	$ 5.44	$ 7.95
Average gas price per Mcf, excluding hedges	$ 2.90	$ 10.00	$ 3.32	$ 8.82
Average oil price per Bbl	$ 51.91	$ 122.26	$ 43.24	$ 108.69
Operating Expenses per Mcfe
Lease operating expenses	$ 0.73	$ 0.95	$ 0.76	$ 0.87
General & administrative expenses	$ 0.34	$ 0.41	$ 0.32	$ 0.42
Taxes, other than income taxes	$ 0.08	$ 0.16	$ 0.10	$ 0.16
Full cost pool amortization	$ 1.46	$ 2.01	$ 1.63	$ 2.15

Midstream
Gas volumes marketed (Bcf)	89.1	59.5	175.6	109.6
Gas volumes gathered (Bcf)	94.9	49.9	174.4	88.4

STATEMENTS OF OPERATIONS (Unaudited)				Page 2 of 5
Southwestern Energy Company and Subsidiaries
	Three Months		Six Months
Periods Ended June 30	2009	2008	2009	2008
	(in thousands except share/per share amounts)
Operating Revenues
Gas sales	$ 367,430	$ 371,114	$ 740,088	$ 733,705
Gas marketing	91,438	205,836	243,010	341,143
Oil sales	1,693	15,538	2,875	29,251
Gas gathering	16,865	9,186	33,428	17,472
Other	94	2,696	(1,064)	6,905
	477,520	604,370	1,018,337	1,128,476
Operating Costs and Expenses
Gas purchases – midstream services	91,187	202,889	240,367	335,341
Gas purchases – gas distribution	—	9,544	—	61,439
Operating expenses	30,506	30,030	57,678	54,026
General and administrative expenses	29,200	25,741	52,909	49,481
Depreciation, depletion and amortization	117,927	98,151	242,155	195,248
Impairment of natural gas and oil properties	—	—	907,812	—
Taxes, other than income taxes	6,473	8,729	15,681	16,145
	275,293	375,084	1,516,602	711,680
Operating Income (Loss)	202,227	229,286	(498,265)	416,796
Interest Expense
Interest on debt	13,725	15,659	27,910	32,745
Other interest charges	870	619	1,529	1,267
Interest capitalized	(11,529)	(7,281)	(22,689)	(13,486)
	3,066	8,997	6,750	20,526
Other Income	169	169	534	176
Income (Loss) Before Income Taxes	199,330	220,458	(504,481)	396,446
Provision (Benefit) for Income Taxes
Current	—	46,500	(35,500)	46,500
Deferred	78,272	37,193	(157,187)	104,017
	78,272	83,693	(192,687)	150,517
Net income (loss)	121,058	136,765	(311,794)	245,929
Less: net income (loss) attributable to noncontrolling interest	(42)	215	(64)	350
Net Income (Loss) Attributable to Southwestern Energy	$ 121,100	$ 136,550	$ (311,730)	$ 245,579
Earnings Per Share
Net income (loss) attributable to Southwestern Energy stockholders - Basic	$ 0.35	$ 0.40	$ (0.91)	$ 0.72
Net income (loss) attributable to Southwestern Energy stockholders - Diluted	$ 0.35	$ 0.39	$ (0.91)	$ 0.71
Weighted Average Common Shares Outstanding
Basic	342,960,373	341,402,888	342,766,760	341,233,574
Diluted	348,806,860	346,551,198	342,766,760	346,287,843

BALANCE SHEETS (Unaudited)	Page 3 of 5
Southwestern Energy Company and Subsidiaries

June 30	2009	2008
	(in thousands)
ASSETS

Current Assets	$ 664,776	$ 759,329
Current Assets Held For Sale	-	42,926
Property and Equipment	6,298,500	4,510,372
Less: Accumulated depreciation, depletion and amortization	2,767,225	1,392,380
	3,531,275	3,117,992
Other Assets	142,231	74,242
Assets Held For Sale	-	142,971
	$ 4,338,282	$ 4,137,460

LIABILITIES AND EQUITY

Current Liabilities	$ 644,224	$ 1,129,771
Current Liabilities Associated With Assets Held For Sale	-	32,633
Long-Term Debt	869,600	674,800
Deferred Income Taxes	554,434	450,089
Long-Term Hedging Liability	4,012	301,668
Other Liabilities	57,668	57,774
Other Liabilities Associated With Assets Held For Sale	-	17,005
Commitments and Contingencies
Equity
Common stock, $.01 par value; authorized 540,000,000 shares, issued 344,486,505 shares in 2009 and 342,786,381 in 2008	3,445	3,428
Additional paid-in capital	822,428	798,750
Retained earnings	1,138,247	1,127,610
Accumulated other comprehensive income (loss)	238,550	(462,061)
Common stock in treasury, 203,059 shares in 2009 and 224,594 in 2008	(4,300)	(4,725)
Total Southwestern Energy stockholders’ equity	2,198,370	1,463,002
Noncontrolling interest	9,974	10,718
Total equity	2,208,344	1,473,720
	$ 4,338,282	$ 4,137,460

STATEMENTS OF CASH FLOWS (Unaudited)	Page 4 of 5
Southwestern Energy Company and Subsidiaries
	Six Months
Periods Ended June 30	2009	2008
	(in thousands)
Cash Flows From Operating Activities
Net income (loss)	$ (311,794)	$ 245,929
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	242,983	196,411
Impairment of natural gas and oil properties	907,812	—
Deferred income taxes	(157,187)	104,017
Impairment of natural gas inventory	4,283	—
Unrealized loss on derivatives	6,039	20,345
Stock-based compensation expense	5,810	5,839
Gain on sale of property and equipment	—	(392)
Distributions to noncontrolling interest in partnership	(95)	(202)
Change in assets and liabilities	(24,120)	16,305
Net cash provided by operating activities	673,731	588,252

Cash Flows From Investing Activities
Capital investments	(963,976)	(812,421)
Proceeds from sale of property and equipment	—	590,513
Other items	(4,144)	(296)
Net cash used in investing activities	(968,120)	(222,204)

Cash Flows From Financing Activities
Payments on short-term debt	(60,600)	(600)
Payments on revolving long-term debt	(339,500)	(1,843,600)
Borrowings under revolving long-term debt	535,500	1,001,400
Proceeds from issuance of long-term debt	—	600,000
Debt issuance costs and revolving credit facility costs	—	(8,895)
Excess tax benefit for stock-based compensation	—	39,332
Change in bank drafts outstanding	(38,401)	19,643
Proceeds from exercise of common stock options	3,358	2,067
Net cash provided by (used in) financing activities	100,357	(190,653)

Increase (decrease) in cash and cash equivalents	(194,032)	175,395
Cash and cash equivalents at beginning of year(1)	196,277	1,832
Cash and cash equivalents at end of period(1)	$ 2,245	$ 177,227

(1) Cash and cash equivalents at the beginning of the year for 2008 and at June 30, 2008 include $1.1 million and $0.1 million, respectively, classified as “held for sale.”

SEGMENT INFORMATION (Unaudited)				Page 5 of 5
Southwestern Energy Company and Subsidiaries

	Exploration
	&	Midstream
	Production	Services	Other(1)	Eliminations	Total
	(in thousands)
Quarter Ending June 30, 2009

Revenues	$ 372,681	$ 337,164	$ 231	$ (232,556)	$ 477,520
Gas purchases	—	285,208	—	(194,021)	91,187
Operating expenses	54,303	14,620	—	(38,417)	30,506
General & administrative expenses	25,000	4,293	25	(118)	29,200
Depreciation, depletion & amortization	113,357	4,375	195	—	117,927
Taxes, other than income taxes	5,588	876	9	—	6,473
Operating Income	$ 174,433	$ 27,792	$ 2	$ —	$ 202,227

Capital Investments (2)	$ 402,079	$ 51,535	$ 2,622	$ —	$ 456,236

Quarter Ending June 30, 2008

Revenues	$ 377,725	$ 639,758	$ 33,631	$ (446,744)	$ 604,370
Gas purchases	—	609,366	20,463	(417,396)	212,433
Operating expenses	42,964	8,967	7,299	(29,200)	30,030
General & administrative expenses	18,378	3,333	4,178	(148)	25,741
Depreciation, depletion & amortization	94,031	2,370	1,750	—	98,151
Taxes, other than income taxes	7,266	720	743	—	8,729
Operating Income (Loss)	$ 215,086	$ 15,002	$ (802)	$ —	$ 229,286

Capital Investments (2)	$ 362,821	$ 47,878	$ 4,843	$ —	$ 415,542

Six Months Ending June 30, 2009

Revenues	$ 750,766	$ 730,638	$ 463	$ (463,530)	$ 1,018,337
Gas purchases	—	629,611	—	(389,244)	240,367
Operating expenses	104,353	27,381	—	(74,056)	57,678
General & administrative expenses	44,696	8,409	34	(230)	52,909
Depreciation, depletion & amortization	233,488	8,301	366	—	242,155
Impairment of natural gas and oil properties	907,812	—	—	—	907,812
Taxes, other than income taxes	13,877	1,782	22	—	15,681
Operating Income (Loss)	$ (553,460)	$ 55,154	$ 41	$ —	$ (498,265)

Capital Investments (2)	$ 852,482	$ 102,456	$ 4,490	$ —	$ 959,428

Six Months Ending June 30, 2008

Revenues	$ 689,742	$ 1,045,083	$ 117,934	$ (724,283)	$ 1,128,476
Gas purchases	—	992,426	79,120	(674,766)	396,780
Operating expenses	73,213	15,902	14,139	(49,228)	54,026
General & administrative expenses	34,931	6,126	8,713	(289)	49,481
Depreciation, depletion & amortization	187,337	4,407	3,504	—	195,248
Taxes, other than income taxes	13,465	1,059	1,621	—	16,145
Operating Income	$ 380,796	$ 25,163	$ 10,837	$ —	$ 416,796

Capital Investments (2)	$ 739,335	$ 79,323	$ 6,742	$ —	$ 825,400

(1)

The three- and six-month periods ended June 30, 2008 include operating results and capital investments associated with our natural gas distribution subsidiary, Arkansas Western Gas (“AWG”). On July 1, 2008, we closed the sale of AWG and, as a result, we no longer have any natural distribution operations.

(2) Capital investments include reductions of $31.8 million and $8.2 million for the three- and six-month periods ended June 30, 2009, respectively, and a reduction of $6.8 million and an increase of $10.0 million for the three- and six-month periods ended June 30, 2008, respectively, relating to the change in accrued expenditures between periods.